                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                               ADMINISTAFF, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                               ADMINISTAFF, INC.
                             A DELAWARE CORPORATION
                          19001 CRESCENT SPRINGS DRIVE
                           KINGWOOD, TEXAS 77339-3802

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 5, 1998
                                KINGWOOD, TEXAS

     The Annual Meeting of the Stockholders of Administaff, Inc., a Delaware corporation (the "Company"), will be held at the Company's Corporate Headquarters, Centre II in the University Rooms, located at 29801 Loop 494, Kingwood, Texas 77339, on May 5, 1998 at 10:00 a.m., Central Daylight Savings Time, for the following purposes:

     1.To elect three Class III directors to serve until the annual stockholders' meeting in 2001 or until their successors have been elected and qualified;

     2.To ratify and approve the appointment of Ernst & Young LLP as the Company's independent auditors for the 1998 fiscal year;

     3.To act upon such other business as may properly come before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on March 6, 1998 are entitled to notice of, and to vote at, the meeting.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING OF STOCKHOLDERS REGARDLESS OF WHETHER YOU PLAN TO ATTEND. THEREFORE, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY. IF YOU ARE PRESENT AT THE MEETING, AND WISH TO DO SO, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON.

                                            By Order of the Board of Directors

                                            JOHN H. SPURGIN, II
                                            Vice President of Legal,
                                            General Counsel and Secretary

March 27, 1998
Kingwood, Texas

                               ADMINISTAFF, INC.
                             A DELAWARE CORPORATION
                          19001 CRESCENT SPRINGS DRIVE
                           KINGWOOD, TEXAS 77339-3802

                           -------------------------

                                PROXY STATEMENT
                           -------------------------

     The accompanying proxy is solicited by the Board of Directors of Administaff, Inc., a Delaware corporation (the "Company"), for use at the 1998 Annual Meeting of Stockholders to be held on May 5, 1998, and at any adjournments thereof. The Annual Meeting of Stockholders will be held at 10:00 a.m., Central Daylight Savings Time, at the Company's Corporate Headquarters, Centre II in the University Rooms, located at 29801 Loop 494, Kingwood, Texas 77339. If the accompanying proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with the directions noted thereon or, if no direction is indicated, will be voted in favor of the proposals described in this Proxy Statement. In addition, the proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Annual Meeting of Stockholders. The Board of Directors is not currently aware of any such other matters. Any stockholder giving a proxy has the power to revoke it by oral or written notice to the Secretary of the Company at any time before it is voted.

     The expense of preparing, printing and mailing proxy materials to the Company's stockholders will be borne by the Company. The Company has engaged Corporate Investor Communications, Inc. to assist in the solicitation of proxies from stockholders at a fee of approximately $3,000 plus reimbursement of reasonable out-of-pocket expenses. In addition, proxies may be solicited personally or by telephone by officers or employees of the Company, none of whom will receive additional compensation. The Company will also reimburse brokerage houses and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of Common Stock.

     The approximate date on which this Proxy Statement and the accompanying proxy card will first be sent to stockholders is March 27, 1998.

     At the close of business on March 6, 1998, the record date for the determination of stockholders of the Company entitled to receive notice of, and to vote at, the 1998 Annual Meeting of Stockholders or any adjournments thereof, 13,906,321 shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), were outstanding. Each share of Common Stock is entitled to one vote upon each of the matters to be voted on at the meeting. The presence, in person or by proxy, of at least a majority of the outstanding shares of Common Stock is required for a quorum. Abstentions are counted as "shares present" at the meeting for purposes of determining the presence of a quorum, and thus will be treated as votes against a particular proposal. Broker non-votes (which result when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner) are not considered "shares present" with respect to any matter, and thus will not affect the outcome of the voting on a particular proposal.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The table below sets forth, as of February 25, 1998, certain information with respect to the shares of Common Stock beneficially owned by (i) each person known by the Company to own beneficially five percent or more of the Common Stock, (ii) each director and director nominee of the Company, (iii) each of the executive officers of the Company named below under "Election of Directors -- Executive Compensation," and (iv) all directors, director nominees and executive officers of the Company as a group.

                                                             AMOUNT AND
                                                             NATURE OF
                                                             BENEFICIAL          PERCENT
                NAME OF BENEFICIAL OWNER                    OWNERSHIP(1)         OF CLASS
                ------------------------                    ------------         --------
Paul J. Sarvadi..........................................  2,170,267 (2)          15.6%
Gerald M. McIntosh.......................................  1,546,436 (3)          11.2%
Scott C. Hensel..........................................    682,800 (4)           4.9%
Richard G. Rawson........................................    809,360 (5)           5.8%
Jack M. Fields, Jr.......................................      9,612 (6)              *
Paul S. Lattanzio........................................      2,612 (7)              *
Linda Fayne Levinson.....................................     12,612 (8)              *
Jerald L. Broussard......................................     83,130 (9)              *
Jay E. Mincks............................................     11,741 (10)             *
A. Steve Arizpe..........................................     31,526 (11)             *
Michael W. Brown.........................................      2,500 (12)             *
Anne M. Busquet..........................................  2,760,641 (13)         16.6%
American Express Travel Related Services Company, Inc....  2,758,141 (14)         16.6%
Pyramid Ventures, Inc ("PVI")............................  1,410,564 (15)         10.2%
Capital Group Companies, Inc. ...........................  1,096,800 (16)          7.9%
Robert Day...............................................  1,267,500 (17)          9.1%
Executive Officers and Directors as a group (12
  persons)...............................................  8,123,237              48.6%

---------------

  *  Represents less than 1%.

 (1) Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the securities shown to be owned by such stockholder. The address for each officer and director is Administaff, Inc., 19001 Crescent Springs Drive, Kingwood, Texas 77339-3802 unless otherwise noted.

 (2) Includes 1,368,200 shares owned by Our Ship Limited Partnership, Ltd., 588,000 shares owned by the Sarvadi Children's Partnership, Ltd., 213,967 shares owned by the Sarvadi Family Foundation, and 100 shares owned by Paul
     J. Sarvadi and Vicki D. Sarvadi, JTWROS.

 (3) Includes 956,132 shares held in trust by David W. Russell, Trustee of the McIntosh Charitable Remainder Unitrust, 432,132 shares owned by Gerald M. McIntosh, 100,000 shares owned by the G&B McIntosh Family Limited Partnership, 45,000 shares owned by the McIntosh Foundation, 60,572 shares owned by Gerald M. & Barbara McIntosh, Trustees FBO McIntosh Revocable Trust, 100 shares owned by Jerry McIntosh & Bobbi McIntosh TNCOM and 2,500 options which will have vested within 60 days following the 1998 Annual Stockholders' Meeting. Also reflects the effects of a sale to the Company of 25,000 shares by each of Gerald M. McIntosh and David W. Russell, Trustee of the McIntosh Charitable Remainder Unitrust in connection with the transaction described in footnote (14) below.

 (4) Includes 677,800 shares owned by the Hensel Family Limited Partnership and 5,000 options to purchase Common Stock which will have vested within 60 days following the 1998 Annual Stockholders' Meeting.

 (5) Includes 369,049 shares owned by the RDKB Rawson LP, 354,251 shares owned by the R&D Rawson LP, 84,710 shares owned by Richard G. Rawson, 25 shares owned by Dawn M. Rawson (spouse), 25 shares owned by Richard G. Rawson as Custodian for Kimberly Rawson UGMA, 25 shares owned by Richard G. Rawson as Custodian for Barbie Rawson UGMA, 1,200 options to purchase Common Stock held by Richard G. Rawson and 75 options to purchase Common Stock held by Dawn M. Rawson which will have vested within 60 days following the 1998 Annual Stockholders' Meeting.

 (6) Includes 2,000 shares owned by Jack Fields as Custodian for Jordan Fields UGMA and 7,500 options to purchase Common Stock which will have vested within 60 days following the 1998 Annual Stockholders' Meeting.

 (7) Includes 2,500 options to purchase Common Stock which will have vested within 60 days following the 1998 Annual Stockholders' Meeting.

 (8) Includes 12,500 options to purchase Common Stock which will have vested within 60 days following the 1998 Annual Stockholders' Meeting.

 (9) Includes 32,463 options to purchase Common Stock which will have vested within 60 days following the 1998 Annual Stockholders' Meeting.

(10) Includes 11,120 options to purchase Common Stock which will have vested within 60 days following the 1998 Annual Stockholders' Meeting.

(11) Includes 30,515 options to purchase Common Stock which will have vested within 60 days following the 1998 Annual Stockholders' Meeting.

(12) Represents 2,500 options to purchase Common Stock which will have vested within 60 days following the 1998 Annual Stockholders' Meeting.

(13) Includes 693,126 shares of Common Stock and 2,065,015 warrants to purchase Common Stock owned by American Express Travel Related Services Company, Inc. ("American Express"), an affiliate of American Express Relationship Services, Inc. for which Mrs. Busquet serves as President. Mrs. Busquet was elected a director of the Company by the Board of Directors at a meeting held on March 10, 1998 and holds such position in accordance with the terms of that certain Securities Purchase Agreement dated January 27, 1998 by and between American Express and the Company described in footnote (14) below. Also includes 2,500 options to purchase Common Stock which will have vested within 60 days following the 1998 Annual Stockholders' Meeting.

(14) Reflects the purchase on March 10, 1998 of 693,126 shares of Common Stock and 2,065,515 warrants to purchase Common Stock pursuant to that certain Securities Purchase Agreement dated January 27, 1998, by and between American Express and the Company. American Express' address is World Financial Center, 200 Vesey Street, New York, NY 10285.

(15) Reflects the sale of 50,000 shares of Common Stock to the Company in connection with the transaction described in footnote (14) above. The address of PVI is 1 BT Plaza, 25th Floor, 130 Liberty Street, New York, NY 10006.

(16) The Capital Group Companies, Inc. is the parent holding company of a group of investment management companies that provide investment advisory and management services for their respective clients which include registered investment companies and accounts. Capital Research and Management Company, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and a wholly owned subsidiary of The Capital Group Companies, Inc., is the beneficial owner of 1,096,800 shares, or 7.9% of the Common Stock outstanding as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. The Capital Group Companies, Inc.'s address is 333 South Hope Street, Los Angeles, CA 90071.

(17) Includes shares of Common Stock held by The TCW Group, Inc., of which Mr. Day is deemed to be the beneficial owner. The TCW Group, Inc., through its subsidiaries, holds an aggregate of 680,700 shares of Common Stock of the Company. Also includes shares of Common Stock held by Oakmont Corporation and Cypress International Partners Limited, both of which are investment advisors registered under Section 203 of the Investment Advisors Act of 1940. Mr. Day's address is 200 Park Avenue, Suite 2200, New York, NY 10166.

                               PROPOSAL NUMBER 1:

                             ELECTION OF DIRECTORS

GENERAL

     The Company's Certificate of Incorporation and Bylaws provide that the number of directors on the Board shall be fixed from time to time by the Board of Directors but shall not be less than three nor more than 15 persons. The Company's Board of Directors currently has nine members.

     In accordance with the Certificate of Incorporation of the Company, the members of the Board of Directors are divided into three classes and are elected for a term of office expiring at the third succeeding annual stockholders' meeting following their election to office or until a successor is duly elected and qualified. The Certificate of Incorporation also provides that such classes shall be as nearly equal in number as possible. The terms of office of the Class I, Class II and Class III directors expire at the annual meeting of stockholders in 1999, 2000 and 1998, respectively.

     The term of office of each of the current Class III directors expires at the time of the 1998 Annual Meeting of Stockholders, or as soon thereafter as their successors are elected and qualified. Mr. Fields, Mr. Lattanzio and Mr. Rawson have been nominated to serve an additional three-year term as Class III directors. All of the nominees have consented to be named in this Proxy Statement and to serve as a director if elected.

     It is the intention of the person or persons named in the accompanying proxy card to vote for the election of all three nominees named below unless a stockholder has withheld such authority. The affirmative vote of holders of a majority of the Common Stock present in person or by proxy at the 1998 Annual Meeting of Stockholders and entitled to vote is required for election of the nominees.

     If, at the time of or prior to the 1998 Annual Meeting of Stockholders, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required. No proxy will be voted for a greater number of persons than the number of nominees named herein.

NOMINEES -- CLASS III DIRECTORS (FOR TERMS EXPIRING AT THE 2001 ANNUAL MEETING)

        NAME           AGE                         POSITION
        ----           ---                         --------
Jack M. Fields,        46     Director
  Jr.................
Paul S. Lattanzio....  34     Director
Richard G. Rawson....  49     Director, Executive Vice President of
                              Administration, Chief Financial Officer, and
                              Treasurer

     Jack M. Fields, Jr. Mr. Fields joined the Company as a director on January 3, 1997 following his retirement from the United States House of Representatives, where he served for 16 years. During 1995 and 1996, Mr. Fields served as Chairman of the House Telecommunications and Finance Subcommittee which has jurisdiction and oversight of the Federal Communication Commission and the Securities and Exchange Commission. Mr. Fields is Chief Executive Officer of Texana Global, Inc. in Humble, Texas as well as Chief Executive Officer of 21st Century Group in Washington, D.C. Mr. Fields earned a Bachelor of Arts degree in 1974 from Baylor University, and graduated from Baylor Law School in 1977.

     Paul S. Lattanzio. Mr. Lattanzio, a director of the Company since 1995, is a Senior Managing Director for NationsBanc Montgomery Securities LLC. Mr. Lattanzio previously served in several positions with various affiliates of Bankers Trust New York Corporation for over 13 years, most recently as Managing Director of BT Capital Partners, Inc. Mr. Lattanzio has experience in a variety of investment banking disciplines, including mergers and acquisitions, private placements and restructuring advisory areas. Mr. Lattanzio received his Bachelor of Science degree in Economics with honors from the University of Pennsylvania's Wharton School of Business in 1984.

     Richard G. Rawson. Mr. Rawson, who serves as Executive Vice President of Administration, Chief Financial Officer and Treasurer, has served as a director of the Company since 1989. Prior to joining Administaff in 1989, Mr. Rawson served as a Senior Financial Officer and Controller for several companies in the manufacturing and seismic data processing industries. Mr. Rawson served as Chairman of the Accounting Practices Committee of the National Association of Professional Employer Organizations ("NAPEO") for five years and currently serves as Second Vice President of NAPEO. He is also currently serving as a member of its Accounting Practices Committee and the Executive Committee of its Board of Directors. Mr. Rawson has a Bachelor of Business Administration degree in Finance from the University of Houston.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

DIRECTORS REMAINING IN OFFICE

                                                                                         DIRECTOR
         NAME             AGE                         POSITION                            CLASS
         ----             ---                         --------                           --------
Paul J. Sarvadi........   41    Director, President and Chief Executive Officer           II
Gerald M. McIntosh.....   57    Director                                                  II
Anne M. Busquet........   48    Director                                                  II
Scott C. Hensel........   52    Director                                                   I
Linda Fayne Levinson...   55    Director                                                   I
Michael W. Brown.......   52    Director                                                   I

     Paul J. Sarvadi. Mr. Sarvadi is President, Chief Executive Officer and co-founder of the Company and has been a director since its inception. He attended Rice University and the University of Houston prior to starting and operating several small companies. Mr. Sarvadi has served as President of NAPEO and was a member of its Board of Directors for five years. Mr. Sarvadi also served as President of the Texas Chapter of NAPEO ("TC-NAPEO") for three of the first four years of its existence. In 1995, he was selected as Houston's Entrepreneur of the Year for service industries.

     Gerald M. McIntosh. Mr. McIntosh is a co-founder of the Company and, until his retirement in December 1997, served as Senior Vice President of Research and Development. He has also served as a director since the Company's inception. Prior to founding the Company, he was founder and President of Kingwood Trails, Inc., a planned community maintenance company and ISSCO Trading Company, an import/export firm. Mr. McIntosh has a Bachelor of Science degree from La Sierra University and a Master of Science degree in Public Administration from the University of Southern California.

     Anne M. Busquet. Mrs. Busquet, a director of the Company since March 1998, has served as President of American Express Relationship Services since October 1995. She also is a member of the American Express Planning and Policy Committee. Since joining American Express in 1978, Mrs. Busquet has held several senior management positions. Before joining American Express, she served as operations analyst for Hilton International and Holiday Inn. Mrs. Busquet is a member of the Board of Trustees for Teach for America, Rheedlen Centers for Children and Families and the Cornell University Trustees Council. She also serves on the Board of Directors for PersonaLogic, InfoBeat and Epsilon. Mrs. Busquet holds a B.S. degree from Cornell University and an M.B.A. from the Columbia Graduate School of Business.

     Scott C. Hensel. Mr. Hensel, a director of the Company since 1987, served as Senior Vice President of Benefits Administration of the Company until his retirement in 1997. Prior to joining the Company in 1987, he spent 14 years with Exxon U.S.A. and subsequently served as Vice President of Technology & Business Consultants, a computer consulting firm. Mr. Hensel has a Bachelor of Science degree and Bachelor of Arts degree with a minor in Political Science from Brown University and a Master of Business Administration degree in Management from Fairleigh-Dickenson University.

     Linda Fayne Levinson. Ms. Levinson, a director of the Company since April 1996, has served as a principal of Global Retail Partners, L.P. since April 1997. From 1994 to 1997, she served as President of

Fayne Levinson & Associates, an independent consulting firm located in Santa Monica, California that advises both major corporations and start-up entrepreneurial ventures. Prior to starting Fayne Levinson & Associates, Ms. Levinson served as an executive with Creative Artists Agency, Inc. in 1993, a partner of Wings Partners, Inc., a merchant banking firm from 1989 to 1992, Senior Vice President for American Express Travel Related Services Company, Inc. from 1984 to 1987, and as a partner of the consulting firm of McKinsey and Co. from 1979 to 1981. Ms. Levinson holds a Bachelor of Arts degree in Russian Studies from Barnard College, a Master of Business Administration degree from New York University School of Business and a Master of Arts degree in Russian Literature from Harvard University. Ms. Levinson also currently serves as a director for Genentech, Inc., Jacobs Engineering Group, Inc. and NCR, Inc.

     Michael W. Brown joined the Company as a director on November 5, 1997. Mr. Brown is currently serving as the Chairman of the Nasdaq Stock Market Board of Governors. Mr. Brown joined Microsoft Corporation in 1989 as its Treasurer and became its Chief Financial Officer in 1993, in which capacity he served until his retirement in July 1997. Prior to joining Microsoft, he spent 18 years with Deloitte & Touche LLP. Mr. Brown is also a director of Wang Laboratories Inc., Kurzweil Educational Systems, Inc. and Citrix Systems, Inc., a trustee of the Financial Executives Research Foundation, and is a member of the Center for Strategic and International Studies, the Financial Executives Institute, the American Institute of Certified Public Accountants, and the University of Washington School of Business Advisory Board.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has appointed three committees: a Finance, Risk Management and Audit Committee, a Compensation Committee and a Nominating Committee. The Finance, Risk Management and Audit Committee was formed as a successor to the Audit Committee. The members of the Finance, Risk Management and Audit Committee are Mr. Brown, Ms. Levinson, Mr. Lattanzio and Mr. Hensel. The Finance, Risk Management and Audit Committee oversees the financial affairs of the Company, reviews the Company's policies and procedures with respect to risk management, reviews the scope and results of the annual audit of the Company's consolidated financial statements conducted by the Company's independent accountants, reviews the scope of other services provided by the Company's independent accountants, reviews proposed changes in the Company's financial and accounting standards and principles and the Company's policies and procedures with respect to its internal accounting, auditing and financial controls and makes recommendations to the Board of Directors on the engagement of the independent accountants, as well as other matters which may come before it as directed by the Board of Directors. The members of the Compensation Committee are Ms. Levinson, Mr. Lattanzio and Mr. Fields. The Compensation Committee administers the Company's compensation programs and performs such other duties as may from time to time be determined by the Board of Directors. The members of the Nominating Committee are Mr. Sarvadi, Ms. Levinson and Mr. McIntosh. The Nominating Committee considers and makes recommendations to the Board of Directors regarding persons to be nominated by the Board of Directors for election as directors.

INFORMATION REGARDING MEETINGS

     During 1997, the Audit Committee (now known as the Finance, Risk Management and Audit Committee) had four meetings, the Compensation Committee had five meetings, the Nominating Committee had two meetings and the Board of Directors had 10 meetings. Each director attended more than 75% of the meetings of the Board and committees of which they were members during the fiscal year ended December 31, 1997.

DIRECTOR COMPENSATION

     Directors of the Company who are not employees of the Company are paid (i) an annual retainer of $10,000, (ii) $2,500 for each Board of Directors meeting attended, (iii) an annual fee of $1,000 payable for each committee of the Board (if any) of which such person is the Chairperson and (iv) reasonable expenses incurred in serving as a director. The annual compensation can be taken in cash or Common Stock, at the director's option. In addition, pursuant to the Company's Incentive Plan, each such director automatically receives on the date such person first becomes a director, a grant of non-qualified options to purchase 7,500 shares of Common Stock, which will vest one-third on each anniversary of the date of grant. In addition, following each annual meeting of the Company's Stockholders, each outside director who was not initially elected at such meeting, will receive an annual grant of options to purchase an additional 2,500 shares of Common Stock, all of which are fully vested on the date of grant. The exercise price of all such options is the fair market value at the time the options are granted. Ms. Levinson has been granted options to purchase a total of 12,500 shares, Mr. Fields has been granted options to purchase a total of 10,000 shares, Mr. Brown has been granted options to purchase a total of 7,500 shares, Mr. Hensel has been granted options to purchase a total of 2,500 shares and Mrs. Busquet has been granted options to purchase a total of 7,500 shares of Common Stock under such arrangement. In addition, Mr. Lattanzio, Mr. Fields and Ms. Levinson have each elected to and have received 112 shares of Common Stock in lieu of a portion of the cash compensation due for their service as directors in 1997.

EXECUTIVE COMPENSATION

     The following table summarizes certain information regarding aggregate cash compensation, stock option and restricted stock awards and other compensation earned by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (collectively the "Named Executive Officers") for services rendered in all capacities to the Company during 1997.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                                      ANNUAL          ------------
                                                   COMPENSATION          TOTAL
                                                   ------------       UNEXERCISED       ALL OTHER
      NAME AND PRINCIPAL POSITION        YEAR    SALARY     BONUS       OPTIONS      COMPENSATION(1)
      ---------------------------        ----   --------   --------   ------------   ---------------
Paul J. Sarvadi, President and Chief     1997   $239,292         --          --          $1,020
  Executive Officer                      1996   $206,674         --          --          $  660
                                         1995   $198,600   $ 36,000          --          $  922

Richard G. Rawson, Executive Vice        1997   $226,400   $103,911      14,000          $1,740
  President of Administration, Chief     1996   $206,753   $ 88,351          --          $1,740
  Financial Officer and Treasurer        1995   $198,600   $ 71,000          --          $2,139

A. Steve Arizpe, Executive Vice          1997   $203,517   $ 24,452      14,000              --
  President of Client Services           1996   $176,393         --          --              --
                                         1995   $143,587   $ 12,227      43,486              --

Jay E. Mincks, Vice President of Sales   1997   $171,592   $ 11,823      23,000              --
  and Marketing                          1996   $154,371   $ 11,864          --              --
                                         1995   $122,039   $ 13,767      17,568              --

Jerald L. Broussard, Senior Vice         1997   $180,214   $ 34,217       8,000              --
  President of Business Development      1996   $153,691   $ 13,722          --              --
                                         1995   $156,727   $ 15,628      47,266              --

---------------

(1) Represents the Company's payments with respect to life insurance policies benefitting the named executive. Excludes perquisites and other personal benefits because such compensation did not exceed the lesser of $50,000 or 10% of the total annual salary reported for each executive officer.

STOCK OPTIONS

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS
                       -----------------------------------
                                               PERCENT OF                               POTENTIAL REALIZABLE
                                                 TOTAL                                    VALUE AT ASSUMED
                                                OPTIONS/                                ANNUAL RATES OF STOCK
                            NUMBER OF         SARS GRANTED                               PRICE APPRECIATION
                            SECURITIES        TO EMPLOYEES   EXERCISE OR                   FOR OPTION TERM
                       UNDERLYING OPTIONS/     IN FISCAL     BASE PRICE    EXPIRATION   ---------------------
         NAME              SARS GRANTED           YEAR         ($/SH)         DATE        5%($)      10%($)
         ----          --------------------   ------------   -----------   ----------   ---------   ---------
Richard G. Rawson.....         6,000              1.6%         $18.37       5/28/2007   $ 69,317    $175,662
                               8,000              2.2%          23.00      11/18/2007    115,717     293,249
A. Steve Arizpe.......         6,000              1.6%          18.37       5/28/2007     69,317     175,662
                               8,000              2.2%          23.00      11/18/2007    115,717     293,249
Jay E. Mincks.........         3,000              0.8%          18.37       5/28/2007     34,658      87,831
                              20,000              5.4%          23.00      11/18/2007    289,292     733,122
Jerald L. Broussard...         3,000              0.8%          18.37       5/28/2007     34,658      87,831
                               5,000              1.4%          23.00      11/18/2007     72,323     183,280

            AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

                                                                          NUMBER OF
                                                                         SECURITIES          VALUE OF
                                                                         UNDERLYING        UNEXERCISED
                                                                         UNEXERCISED       IN-THE-MONEY
                                                                       OPTIONS/SARS AT   OPTIONS/SARS AT
                                                SHARES                 FISCAL YEAR-END   FISCAL YEAR-END
                                              ACQUIRED ON    VALUE      EXERCISABLE/       EXERCISABLE/
                    NAME                       EXERCISE     REALIZED    UNEXERCISABLE    UNEXERCISABLE(1)
                    ----                      -----------   --------   ---------------   ----------------
Richard G. Rawson...........................        --           --             0/                    $0/
                                                                            14,000                $68,030
A. Steve Arizpe.............................        --           --        29,314/              $511,763/
                                                                            28,172               $243,409
Jerald L. Broussard.........................        --           --        31,862/              $556,247/
                                                                            23,404               $227,515
Jay E. Mincks...............................     1,250      $20,625         9,270/              $149,006/
                                                                            30,048               $167,234

---------------

(1) Represents the difference between the closing price of the Company's Common Stock on December 31, 1997 and the exercise price of the options.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee of the Board of Directors of the Company consists of Ms. Levinson, Mr. Lattanzio and Mr. Fields, none of whom are officers or employees of the Company. This committee is responsible for evaluating the performance of and determining the compensation for, certain executive officers of the Company. The Compensation Committee has furnished the following report on executive compensation for 1997.

     The Company has developed a compensation policy which is designed to attract and retain key executives responsible for the success of the Company and motivate management to enhance long-term stockholder value. The annual compensation package of executive officers has included, and may in the future include, some or all of the following components: (i) a cash salary which reflects the responsibilities relating to the position and individual performance, (ii) variable performance awards payable in cash or, in certain situations, in phantom shares, performance units, or bonus stock, and tied to the individual's or the Company's achievement of certain goals or milestones, (iii) other stock-based awards, and
(iv) stock options which align the interests of the executive officers with those of the Company's stockholders.

     In determining the level of compensation for each of the Company's executive officers, the Compensation Committee takes into account various qualitative and quantitative indicators of corporate and individual performance. Although no specific target has been established, the Compensation Committee generally seeks to set salaries at the median to high end of the range in comparison to peer group companies. In setting such salaries, the Compensation Committee considers its peer group to be certain companies in the service industry with similar revenue as the Company. In addition, in evaluating the performance of management, the Compensation Committee also takes into consideration such factors as revenue growth, acquisitions, achievement of expansion goals and profitability. The Compensation Committee also recognizes performance and achievements that are more difficult to quantify, such as the successful supervision of major corporate projects, demonstrated leadership ability, and contributions to the industry and the community.

     Base compensation is established by the Compensation Committee of the Board of Directors and reviewed annually. When establishing or reviewing base compensation levels for each executive officer, the Committee, in accordance with its general compensation policy, considers numerous factors, including the responsibilities relating to the position, the qualifications of the executive, the relative experience the individual brings to the Company, strategic goals for which the executive has responsibility and compensation levels of comparable companies. No predetermined weights are given to any one of such factors. The salaries for each of the executive officers in 1997, including the President and Chief Executive Officer, were determined based upon the foregoing factors.

     In addition to each executive officer's base compensation, the Compensation Committee may award cash bonuses and/or grant awards under the Company's Incentive Plan to chosen executive officers depending on the extent to which certain personal and corporate performance goals are achieved. Such goals are the same as those discussed above.

     Since the Company has not yet exceeded the $1,000,000 compensation threshold, the Compensation Committee has not yet adopted a policy with respect to the limitation under the Federal Tax Code that generally limits the Company's ability to deduct compensation in excess of $1,000,000 to a particular executive officer in any year. The Compensation Committee, in consultation with the Board of Directors, will adopt such a policy if the Company exceeds such amount.

     This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The foregoing report is given by the following members of the Compensation Committee of the Board of Directors:

                                            Linda Fayne Levinson
                                            Paul S. Lattanzio
                                            Jack M. Fields, Jr.

PERFORMANCE GRAPH

     Comparison of Eleven-Month Cumulative Total Return for the Company, S&P 500 Stock Index and a peer group index.

                COMPARISON OF 11 MONTH CUMULATIVE TOTAL RETURN*
          AMONG ADMINISTAFF, INC., THE S&P 500 INDEX AND A PEER GROUP

               MEASUREMENT PERIOD
             (FISCAL YEAR COVERED)                  ADMINISTAFF        PEER GROUP         S&P 500
2/03/97                                                        100               100               100
12/31/97                                                       152                46               125

* $100 INVESTED ON 2/03/97 IN STOCK OR INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

     The above graph compares the eleven-month cumulative total return on the Company's Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index and an industry peer group index for the period from February 3, 1997 to December 31, 1997 (assuming reinvestment of any dividends and an investment of $100 in each on February 3, 1997.) The peer group consists of Vincam, Inc., Employee Solutions, Inc., Team America Corporation and Digital Solutions, Inc., each of which provides professional employer services.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1997, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Board of Directors of the Company, or (ii) a director of another entity, one of whose executive officers served on the Board of Directors of the Company or its subsidiaries.

     During fiscal 1997, no member of the Compensation Committee (or board committee performing equivalent functions) (i) was an officer or employee of the Company, (ii) was formerly an officer of the Company or (iii) had any business relationship or conducted any transactions with the Company, other than the relationships disclosed under "Certain Relationships and Other Transactions."

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10% of the Common Stock, to file initial reports of ownership and reports of changes in ownership (Forms 3, 4, and 5) of Common Stock with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all such forms that they file.

     Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that all filing requirements with respect to fiscal year 1997 applicable to its officers, directors and greater than 10% beneficial owners were complied with except that the following persons or entities each filed one late report (with the number of transactions reported late indicated in parenthesis): James W. Hammond (2); The Hammond Family Foundation (1); Scott C. Hensel (1); Gerald M. McIntosh (1); Pyramid Ventures, Inc. (2); the Board of Trustees of the Texas Growth Fund as Trustee for the Texas Growth Fund -- 1991 Trust, Stephen M. Soileau and TGF Management Corp. (joint filing) (3); Richard
G. Rawson (1) and William E. Lange (18).

CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

     In June 1995, Richard G. Rawson, Executive Vice President of Administration, Chief Financial Officer, Treasurer and a director of the Company, exercised options to purchase 448,667 shares of Common Stock at a price of $0.75 per share. The purchase price was paid in cash by Mr. Rawson. In connection with the exercise of the options, the Company entered into a loan agreement with Mr. Rawson in the amount of approximately $694,000, whereby the Company paid certain federal income tax withholding requirements related to the stock option exercise. The loan agreement called for an additional amount to be advanced to Mr. Rawson in the event the ultimate tax liability resulting from the exercise exceeded the statutory withholding requirements. In April 1996, an additional $300,000 was loaned to Mr. Rawson pursuant to this provision of the agreement. Mr. Rawson, his wife and a family limited partnership of which Mr. Rawson is the general partner are obligors of such loans. The loans are repayable in five years, accrue interest at 6.83% and are secured by 388,415 shares of Common Stock owned by the obligors.

     In September 1995, Jerald L. Broussard, Senior Vice President of Business Development, exercised options to purchase 40,000 shares of Common Stock at a price of $1.50 per share. The purchase price was paid in cash by Mr. Broussard. In connection with the exercise of the options, the Company entered into a loan agreement with Mr. Broussard whereby the Company paid certain federal income tax withholding requirements related to the stock option exercise on behalf of Mr. Broussard in the amount of $141,000. The loan agreement called for an additional amount to be advanced to Mr. Broussard in the event the ultimate tax liability resulting from the exercise exceeded the statutory withholding requirements. In June 1997, the Company loaned Mr. Broussard an additional $46,000 pursuant to this provision of the agreement. The loans are repayable in five years, accrue interest at 6.83% for the 1995 loan and 6.60% for the 1997 loan, and are secured by 40,000 shares of the Company's Common Stock.

     In January 1997, the Company entered into an employment agreement with John
H. Spurgin, II, pursuant to which the Company agreed to employ Mr. Spurgin on the terms set forth therein as the Company's Vice President of Legal and General Counsel. During 1997, the Company paid $293,151 in legal fees to McGinnis, Lochridge & Kilgore, L.L.P. ("McGinnis Lochridge"), a law firm in which Mr. Spurgin served as a partner. Mr. Spurgin resigned from McGinnis Lochridge effective January 31, 1997.

     BT Securities Inc., an affiliate of PVI, participated in the underwriting syndicate for the public offering of Common Stock in January 1997 and received customary compensation in connection with such participation. In addition, 180,293 of the shares of Common Stock owned by PVI were purchased by the underwriters to cover over-allotments.

     In February 1997, the Company utilized a portion of the proceeds from its initial public offering to (i) repay $4.0 million in subordinated notes to The Texas Growth Fund, (ii) repurchase 348,945 shares of

Common Stock from PVI for an aggregate exercise price of approximately $2.0 million, and (iii) repurchase 173,609 warrants to purchase shares of Common Stock from the Texas Growth Fund for an aggregate exercise price of approximately $0.5 million.

     In February 1998, the Company entered into agreements to purchase 50,000 shares of Common Stock from PVI, 25,000 shares of Common Stock from Gerald M. McIntosh, 25,000 shares of Common Stock from David W. Russell, Trustee of the McIntosh Charitable Remainder Unitrust, 30,000 shares of Common Stock from Solar Vineyard Limited, 15,000 shares of Common Stock from The Hammond 1994 Family Limited Partnership and 5,000 shares of Common Stock from The Hammond Family Foundation in connection with the consummation of the Securities Purchase Agreement between the Company and American Express. The purchase price paid to such shareholders was $21.00 per share.

                               PROPOSAL NUMBER 2:

                              APPROVAL OF AUDITORS

GENERAL

     The Board of Directors has appointed the firm of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998, subject to ratification by the Company's stockholders. Ernst & Young LLP has served as the Company's independent public accountants since 1991. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting.

REQUIRED AFFIRMATIVE VOTE

     The affirmative vote of holders of a majority of the shares of Common Stock entitled to vote in person or by proxy at the 1998 Annual Meeting of Stockholders is required to ratify the appointment of Ernst & Young LLP as the Company's independent public accountants for fiscal 1998.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF ERNST & YOUNG LLP'S APPOINTMENT, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                           PROPOSALS OF STOCKHOLDERS

     Any proposal of a stockholder intended to be presented at the 1999 Annual Meeting must be received at the Company's principal executive offices no later than the close of business on November 27, 1998.

                             FINANCIAL INFORMATION

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, INCLUDING ANY FINANCIAL STATEMENTS AND SCHEDULES AND EXHIBITS THERETO, MAY BE OBTAINED WITHOUT CHARGE BY WRITTEN REQUEST TO RUTH HOLUB, INVESTOR RELATIONS ADMINISTRATOR, ADMINISTAFF, INC., 19001 CRESCENT SPRINGS DRIVE, KINGWOOD, TEXAS 77339-3802.

                                            By Order of the Board of Directors

                                            /s/ JOHN H. SPURGIN, II

                                            John H. Spurgin, II
                                            Vice President of Legal,
                                            General Counsel and Secretary

March 27, 1998
Kingwood, Texas

PROXY                             ADMINISTAFF, INC.                        PROXY
              Proxy Solicited on Behalf of The Board of Directors
              For the Annual Meeting of Stockholders - May 5, 1998

    The undersigned hereby appoints PAUL J. SARVADI and JOHN H. SPURGIN, II, and each or either of them, lawful attorneys and proxies of the undersigned, each acting alone with full power of substitution, for and in the name, place and stead of the undersigned, to attend the annual meeting of stockholders of Administaff, Inc., to be held at the Company's Corporate Headquarters, Centre II in the University Rooms, located at 29801 Loop 494, Kingwood, Texas on the 5th day of May, 1998 at 10:00 a.m., Central Daylight Savings Time, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote thereat, as provided below, the number of shares the undersigned would be entitled to vote if personally present. Every properly signed proxy will be voted in accordance with the specification made thereon. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. All prior proxies are hereby revoked. This Proxy will also be voted in accordance with the discretion of the proxies or proxy on any other business.

1. To elect three directors of the Company each to serve until the Company's Annual Meeting of Stockholders in 2001, or until their respective successors have been duly elected and qualified:
                   FOR ALL  [ ]     AGAINST ALL  [ ]         FOR ALL EXCEPT  [ ]
    Nominees: R. Rawson, P. Lattanzio, J. Fields, Jr. Except for nominee(s)________________________________________________________

2. To approve the appointment of Ernst & Young LLP as the Company's independent auditors for the year 1998:
                   FOR  [ ]         AGAINST  [ ]               ABSTAIN  [ ]

3. To act upon such other business as may properly come before the meeting or any adjournments thereof.
                  (TO BE DATED AND SIGNED ON REVERSE SIDE)

   Only stockholders of record at the close of business of March 6, 1998 will be entitled to notice of and to vote at the Annual Meeting.

   It is important that your shares be represented at the Annual Meeting regardless of whether you plan to attend. THEREFORE, PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING POSTPAID ENVELOPE AS PROMPTLY AS POSSIBLE. If you are present at the Annual Meeting, and wish to do so, you may revoke the Proxy and vote in person.

                          The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the Proxy Statement.

                          Dated:_____________________________, 1998

                          Signature(s) _____________________________

                          _______________________________________
                          PLEASE SIGN EXACTLY AS YOUR NAME APPEARS. JOINT OWNERS SHOULD EACH SIGN PERSONALLY. WHERE APPLICABLE, INDICATE YOUR OFFICIAL POSITION OR REPRESENTATION CAPACITY.